Exhibit 5


INTERNAL REVENUE SERVICE                   DEPARTMENT OF TREASURY
P.O.BOX 2508
CINCINNATI, OH  45201
                                           Employer Identification Number:
Date:  July 15, 2002                          59-3305930
                                           DLN:
DARDEN RESTAURANTS INC                        17007327007041
C/O PAUL H HAMBURGER                       Person to Contact:
MCDERMOTT WILL EMERY                          GAIL HINKLEY             ID# 52016
600 13TH ST. NEW                           Contact Telephone Number:
WASHINGTON, DC  20005 - 0000                  (877) 829-5500
                                           Plan Name:
                                              DARDEN SAVINGS PLAN

                                           Plan Number:  044

Dear Applicant:

     We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.

     Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401-1 (b) (3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.

     The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provides examples of the effect of a plan's operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.

     This letter relates only to the status of you plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination is subject to your adoption of the proposed amendments submitted in your letter dated June 21, 2002. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401 (b).

     This determination letter is applicable for the amendment (s) executed on November 13, 2001.

     This plan satisfies the requirements of Code section 4975 (e) (7).

     This letter may not be relied on with respect whether the plan satisfies the requirements of section 401 (a) of the Code, as amended by the Economic Growth and Tax Relief Reconciliation Act of 2001, Pub L. 107-16.

     The requirement for employee benefits plans to file summary plan descriptions (SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997. For more details, call 1-800-998-7542 for a free copy of the SPD card.

     We have sent a copy of this letter to your representative as indicated in the power of attorney.

         If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                            Sincerely yours,

                                            /s/Paul T. Shultz
                                            -----------------------------------
                                            Paul T. Shultz
                                            Director,
                                            Employee Plans Rulings & Agreements

Enclosures:
Publication 794